                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12

                               Fastenal Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11


     1)    Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
     2)    Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
     4)    Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------
     5)    Total fee paid:

           ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)    Amount Previously Paid:

           ---------------------------------------------------------------------
     2)    Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------------
     3)    Filing Party:

           ---------------------------------------------------------------------
     4)    Date Filed:

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

                               FASTENAL COMPANY

2001 Theurer Boulevard
Winona, Minnesota 55987-1500
(507) 454-5374

                                                                  March 6, 2001

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company's offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o'clock a.m., Central Daylight Savings Time, on Tuesday, April 17, 2001.

  The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

  We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed Proxy and return it in the accompanying envelope as soon as possible, even if you plan to attend the Annual Meeting. You may revoke the Proxy and vote in person at that time if you so desire.

                                          Sincerely,

                                          /s/ Robert A. Kierlin

                                          Robert A. Kierlin
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                               FASTENAL COMPANY

                      -----------------------------------

                   Notice of Annual Meeting of Shareholders
                         to be held on April 17, 2001

                      -----------------------------------

  The Annual Meeting of Shareholders of Fastenal Company will be held at the Company's offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o'clock a.m., Central Daylight Savings Time, on Tuesday, April 17, 2001 for the following purposes:

    1. To elect a Board of Directors of nine directors, to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

    2. To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2001.

    3. To transact such other business as may properly be brought before the meeting.

  The Board of Directors has fixed February 27, 2001 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

  Your Proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to mark, date, sign and mail the enclosed Proxy in the postage-paid envelope that is provided. The Proxy may be revoked by you at any time prior to being exercised, and returning your Proxy will not affect your right to vote in person if you attend the meeting and revoke the Proxy.

                                          By Order of the Board of Directors,

                                          /s/ Stephen M. Slaggie

                                          Stephen M. Slaggie
                                          Secretary

Winona, Minnesota
March 6, 2001

                              ------------------

                                PROXY STATEMENT

                              ------------------

                              GENERAL INFORMATION

  The enclosed Proxy is being solicited by the Board of Directors of Fastenal Company (the "Company") for use in connection with the Annual Meeting of Shareholders to be held on Tuesday, April 17, 2001 at the Company's offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o'clock a.m., Central Daylight Savings Time, and at any adjournments thereof. Only shareholders of record at the close of business on February 27, 2001 will be entitled to vote at such meeting or adjournment. Proxies in the accompanying form which are properly signed, duly returned to an officer of the Company and not revoked will be voted in the manner specified. A shareholder executing a Proxy retains the right to revoke it at any time before it is exercised by delivering to an officer of the Company written notice of termination of the Proxy's authority or a properly signed Proxy bearing a later date.

  The address of the principal executive office of the Company is 2001 Theurer Boulevard, Winona, Minnesota 55987-1500 and the telephone number is (507) 454-5374. The mailing of this Proxy Statement and the Board of Directors' form of Proxy to shareholders will commence on or about March 6, 2001.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present and entitled to vote is required for approval of each proposal included in this Proxy Statement. For this purpose, a shareholder who abstains with respect to a proposal is considered to be present and entitled to vote on such proposal at the meeting and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on a proposal shall not be considered present and entitled to vote on such proposal.

    DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  Any shareholder proposal intended to be presented at the 2002 Annual Meeting of Shareholders and desired to be included in the Company's Proxy Statement for that meeting must be received by the Company at its principal executive office no later than November 14, 2001 in order to be included in such Proxy Statement. If notice of any other shareholder proposal intended to be presented at the 2002 Annual Meeting of Shareholders is not received by the Company on or before January 28, 2002, the Proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the Proxies named therein to vote in their discretion on such proposal without any discussion in the Company's Proxy Statement for that meeting of either the proposal or how such Proxies intend to exercise their voting discretion.

                        SECURITY OWNERSHIP OF PRINCIPAL
                          SHAREHOLDERS AND MANAGEMENT

  The following table sets forth, as of February 15, 2001, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, by each director and nominee for the office of director, by each executive officer named in the Summary Compensation Table set forth under "Executive Compensation" below, and by all directors and executive officers as a group. At February 15, 2001 there were 37,938,688 shares of Common Stock, par value $.01 per share, issued and outstanding, each of which is entitled to one vote.

                                              Amount and Nature   Percentage of
Name and, if Required, Address                  of Beneficial      Outstanding
   of Beneficial Owner                          Ownership(1)         Shares
------------------------------                -----------------   -------------
Robert A. Kierlin............................     4,025,936(2)(3)     10.61%
Route 1, Box 65D
Winona, Minnesota 55987
Stephen M. Slaggie...........................     2,014,964(2)(4)      5.31
1870 Ralph Scharmer Drive
Winona, Minnesota 55987
Michael M. Gostomski.........................       734,692(2)(5)      1.94
John D. Remick...............................     1,281,083(2)(6)      3.38
Henry K. McConnon............................       836,612(2)(7)      2.21
Robert A. Hansen.............................           200             *
Willard D. Oberton...........................        80,560(8)          *
Michael J. Dolan.............................           704             *
Reyne K. Wisecup.............................            80(9)          *
Nicholas J. Lundquist........................         8,310(10)         *
Daniel L. Florness...........................         1,105(11)         *
Brown Capital Management, Inc................     2,071,675(12)        5.46
1201 North Calvert Street
Baltimore, Maryland 21202
Directors and executive officers as a group
 (11 persons)................................     8,912,246           23.49

--------
  *  Less than 1%.

  (1) Except as otherwise indicated in the Notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

  (2) Includes an aggregate of 18,000 shares held by Hiawatha Education Foundation ("Hiawatha Foundation") and its wholly-owned subsidiary. Each of Mr. Kierlin (and two of his children), Mr. Slaggie,
       Mr. Gostomski, Mr. Remick and Mr. McConnon is a director and member of Hiawatha Foundation and a director of its subsidiary and, as such, shares voting and investment power with respect to these shares. Each such individual disclaims beneficial ownership of the shares held by Hiawatha Foundation and its subsidiary.

  (3) Includes 979,540 shares held by Mr. Kierlin which are subject to stock options granted by Mr. Kierlin to various employees of the Company. See "Executive Compensation--Board Report on Executive Compensation" below. Mr. Kierlin has voting and investment power with respect to these shares, provided that any transferred shares will remain subject to the options. Also includes 2,200 shares held by a local secondary school (the "School"), of which Mr. Kierlin is a director and member of the investment committee. As a director and member of the investment committee, Mr. Kierlin shares voting and investment power with respect to the shares held by the School. Mr. Kierlin disclaims beneficial ownership of the shares held by the School.

  (4) Includes 121,221 shares held by Mr. Slaggie's wife, and 34,950 shares held by Mr. Slaggie as custodian for one of his children.

  (5) Includes 556,692 shares held in Mr. Gostomski's revocable living trust, over which Mr. Gostomski has voting and investment power, and 160,000 shares held in the revocable living trust of Mr. Gostomski's wife, over which Mr. Gostomski's wife has voting and investment power.

  (6) Includes 152,677 shares held by Mr. Remick's wife, and 10,000 shares held by Mr. Remick as custodian for one of his children. Also includes 55,075 shares held by a charitable foundation of which Mr. Remick is a director. As a director, Mr. Remick shares voting and investment power with respect to the shares of Common Stock of the Company held by the foundation. Mr. Remick disclaims beneficial ownership of the shares held by the foundation.

  (7) Includes 160,000 shares held by Mr. McConnon's wife, and 12,000 shares held by Mr. McConnon's father with respect to which Mr. McConnon has investment power pursuant to a power of attorney granted to Mr. McConnon by his father. Also includes 2,200 shares held by the School, of which Mr. McConnon is a director. As a director, Mr. McConnon shares voting and investment power with respect to the shares held by the School. Mr. McConnon disclaims beneficial ownership of the shares held by the School.

  (8) Includes 17,900 shares held by Mr. Oberton's wife, and an aggregate of 3,900 shares held by Mr. Oberton and his wife as custodian for Mr. Oberton's children.

  (9)  These shares are held jointly by Ms. Wisecup and her husband.

  (10) Includes 1,200 shares held my Mr. Lundquist's wife, and an aggregate of 1,200 shares held by Mr. Lundquist as custodian for his children. Also includes 160 shares attributable to the account of Mr. Lundquist in the Company's 401(k) plan. The number of shares attributable to such account is based on Mr. Lundquist's most recent plan statement, which reports units held by Mr. Lundquist in the plan's stock fund. Such units consist of undivided interests in the shares and cash held in the fund. The number of shares reported is an estimate based on the number of units held by Mr. Lundquist. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his plan account.

  (11) Includes 105 shares attributable to the account of Mr. Florness in the Company's 401(k) plan. The number of shares attributable to such account is based on Mr. Florness' most recent plan statement, which reports units held by Mr. Florness in the plan's stock fund. Such units consist of undivided interest in the shares and cash held in the fund. The number of shares reported is an estimate based on the number of units held by Mr. Florness. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his plan account.

  (12) According to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 1999, Brown Capital Management, Inc., which is a registered investment advisor, has sole voting power with respect to 991,000 shares, shared voting power with respect to 101,100 shares, and sole investment power with respect to 2,071,675 shares.

                             ELECTION OF DIRECTORS

Nominees and Required Vote

  The Restated Bylaws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than five nor more than nine directors, which number shall be fixed from time to time by the Board of Directors. Each director shall be elected at the Annual Meeting of Shareholders for a term that expires at the next regular shareholders' meeting and shall hold office for the term for which he or she was elected and until a successor is elected and has qualified. The Board of Directors has fixed the number of directors to be elected for the ensuing year at nine and has nominated the nine persons named below for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire Board of Directors.

  All of the nominees named below are current directors of the Company. Each nominee has been previously elected as a director by the Company's shareholders, except Michael J. Dolan and Reyne K. Wisecup who were elected directors by the Board of Directors effective June 14, 2000. Each nominee has indicated a willingness to serve as a director for the ensuing year. However, in case any nominee is not a candidate at the meeting for any reason, the Proxies named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

  The following table sets forth certain information as to each nominee for the office of director:

               Name                Age                 Position
               ----                ---                 --------
Robert A. Kierlin.................  61 Chairman of the Board, President,
                                        Chief Executive Officer and Director
Stephen M. Slaggie................  61 Secretary and Director
Michael M. Gostomski..............  60 Director
John D. Remick....................  64 Director
Henry K. McConnon.................  61 Director
Robert A. Hansen..................  57 Director
Willard D. Oberton................  42 Executive Vice President, Chief Operating
                                        Officer and Director
Michael J. Dolan..................  52 Director
Reyne K. Wisecup..................  38 Human Resources Manager and Director

  Mr. Kierlin has been the Chairman of the Board, President and Chief Executive Officer of the Company and has served as a director of the Company since the Company's incorporation in 1968. Mr. Kierlin has also served as a Minnesota State Senator since April 1999.

  Mr. Slaggie has been the Secretary of the Company and has served as a director of the Company since 1970. He became a full-time employee of the Company in December 1987, at which time he assumed the additional duties of Shareholder Relations Director and Insurance Risk Manager. From 1970 through June 1996, Mr. Slaggie also served as Treasurer of the Company.

  Mr. Gostomski has served as a director of the Company since 1973. For more than the past five years, Mr. Gostomski has been the President and Chief Executive Officer of Winona Heating & Ventilating Company, a sheet metal and roofing contractor located in Winona, Minnesota.

  Mr. Remick has served as a director of the Company since the Company's incorporation in 1968. For more than the past five years, Mr. Remick has been the President and Chief Executive Officer of Rochester Athletic Club, Inc., an athletic club located in Rochester, Minnesota.

  Mr. McConnon has served as a director of the Company since the Company's incorporation in 1968. For more than the past five years, Mr. McConnon has been the President of Wise Eyes, Inc., an eyeglass retailer and wholesaler located in State College, Pennsylvania.

  Mr. Hansen has served as a director of the Company since June 1999. For more than the past five years, Mr. Hansen has been an Associate Professor of Marketing and Logistics Management with the Carlson School of Management at the University of Minnesota.

  Mr. Oberton has served as a director of the Company since June 1999, and has been Executive Vice President and Chief Operating Officer of the Company since June 2000. From March 1997 through June 2000, Mr. Oberton was Vice President and Chief Operating Officer of the Company. From June 1986 through March 1997, Mr. Oberton was the General Operations Manager of the Company.

  Mr. Dolan has served as a director of the Company since June 2000. Since October 1995, Mr. Dolan has been the Executive Vice President and Chief Operating Officer of The Smead Manufacturing Company, a manufacturer of office products located in Hastings, Minnesota. From July 1980 through October 1995, Mr. Dolan was a partner at KPMG LLP, a public accounting firm.

  Ms. Wisecup has served as a director of the Company since June 2000, and has been Human Resources Manager for the Company since April 1997. From June 1991 through April 1997, Ms. Wisecup was an administrative assistant with the Company.

  None of the above nominees is related to any other nominee or to any executive officer of the Company.

Board and Committee Meetings

  The Board of Directors of the Company held three meetings during 2000.

  The Company has an Audit Committee consisting of Robert A. Hansen, John D. Remick and Michael J. Dolan, each of whom is an independent director (as that term is defined in the listing standards of The Nasdaq Stock Market), and a Development Committee consisting of Robert A. Kierlin, Willard D. Oberton, Robert A. Hansen and Reyne K. Wisecup. The Company does not have a Nominating Committee or a Compensation Committee, or any other committee of the Board of Directors performing equivalent functions.

  The Audit Committee held two meetings during 2000. The Audit Committee has the authority to (a) make recommendations to the Board of Directors as to the engagement of independent auditors, (b) review with the independent auditors the scope and results of audit engagements, (c) review the scope, frequency and results of internal audits and examinations, (d) review the adequacy of the Company's accounting policies and system of internal accounting controls, and (e) review all related party transactions for potential conflict-of-interest situations. The Audit Committee operates under a written charter adopted by the Board of Directors in June 2000. A copy of the Audit Committee charter is attached as Appendix A to this Proxy Statement.

  Each director of the Company attended more than 75% of the aggregate number of meetings of the Board, Audit Committee and Development Committee on which he or she served during 2000.

Compensation of Directors

  Each director of the Company receives an annual retainer of $1,000 for his or her services as a director, and, if he or she is not an employee of the Company, $3,000 (plus reimbursement of reasonable expenses) for attendance at each meeting of the Board. Each member of the Audit Committee who is not an employee of the Company receives $3,000 (plus reimbursement of reasonable expenses) for attendance at each Audit Committee meeting. Each member of the Development Committee who is not an employee of the Company receives $3,000 (plus reimbursement of reasonable expenses) for attendance at each Development Committee meeting.

Audit Committee Report

  The Audit Committee is responsible for overseeing the Company's management and independent auditors in respect of the Company's accounting and financial reporting. In performing its oversight function, the Audit Committee relies upon advice and information received from the Company's management and independent auditors.

  In that regard, the Audit Committee has reviewed and discussed with members of the Company's management the Company's audited consolidated financial statements for fiscal 2000, and has discussed with representatives of the Company's independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with representatives of the Company's independent auditors that firm's independence.

  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for fiscal 2000 be included in the Company's Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

     John D. Remick          Robert A. Hansen            Michael J. Dolan
                        Members of the Audit Committee

Independent Auditors' Fees

 Audit Fees

  The aggregate fees billed for the audit of the Company's annual consolidated financial statements for fiscal 2000 and for the review of the Company's interim consolidated financial statements for each quarter in fiscal 2000 are expected to be approximately $200,000.

 All Other Fees

  The Company also paid its principal accountant an aggregate of approximately $36,000 for audit, accounting and tax services for its Puerto Rican and Mexican operations in fiscal 2000. No other services were rendered to the Company or any of its subsidiaries by the Company's principal accountant during fiscal 2000. The Audit Committee has considered whether, and has determined that, the provision of these services was compatible with maintaining the independence of the Company's principal accountant.

                            EXECUTIVE COMPENSATION

Summary of Compensation

  Set forth in the following table is information with respect to the compensation of the Chief Executive Officer and certain other executive officers of the Company for each fiscal year of the Company in the three fiscal year period ended December 31, 2000:

                          SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                                                Compensation
                                       Annual Compensation         Awards
                                       ---------------------- ----------------
                                                                 Securities
  Name and                      Fiscal                           Underlying
Principal Position               Year  Salary ($)   Bonus ($) Options/SARs (#)
------------------              ------ ----------   --------- ----------------
Robert A. Kierlin..............  2000   $121,000(1)  $     0           0
 Chairman of the Board,
  President and Chief            1999    117,000(1)        0           0
 Executive Officer               1998    102,500(1)        0           0
Willard D. Oberton.............  2000    301,000(2)   79,475       5,000
 Executive Vice President and
  Chief                          1999    193,083(2)   30,841           0
 Operating Officer               1998    110,000      82,120           0
Daniel L. Florness.............  2000    117,500      50,713       5,000
 Treasurer, Chief Financial
  Officer and                    1999     92,916      24,492           0
 Chief Accounting Officer        1998     84,375      18,641           0
Nicholas J. Lundquist (3)......  2000    173,538     127,907       5,000
 Vice President of Sales

--------
(1) Includes $1,000, $2,000 and $2,500 paid to Mr. Kierlin during 2000, 1999 and 1998, respectively, in his capacity as a director and member of the Audit Committee of the Company. See "Board and Committee Meetings" above. Mr. Kierlin ceased being a member of the Audit Committee in June 1999.

(2) Includes $1,000 paid to Mr. Oberton during each of the years 2000 and 1999 in his capacity as a director of the Company. See "Board and Committee Meetings" above. Mr. Oberton became a director of the Company in June 1999.

(3) Mr. Lundquist became an executive officer of the Company in June 2000. Mr. Lundquist's 2000 compensation includes compensation for the full fiscal year.

  The individuals named above are the only persons who were executive officers of the Company during the fiscal year ended December 31, 2000 and whose total salary and bonus for such fiscal year was $100,000 or more.

Option/SAR Grants

  The following table sets forth information regarding individual grants of stock options and stock appreciation rights made to the executive officers of the Company named in the Summary Compensation Table shown above during the fiscal year ended December 31, 2000:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          Potential
                                                                         Realizable
                                                                          Value at
                                                                       Assumed Annual
                                                                       Rates of Stock
                                                                            Price
                                                                        Appreciation
                                                                       for Option/SAR
                                       Individual Grants                   Term(1)
                         --------------------------------------------- ---------------
                                       Percent of
                          Number of      Total
                          Securities  Options/SARs
                          Underlying   Granted to  Exercise
                         Options/SARs Employees in or Base  Expiration
Name                     Granted (#)  Fiscal Year   Price      Date    5% ($)  10% ($)
----                     ------------ ------------ -------- ---------- ------- -------
Robert A. Kierlin.......        0          --         --        --       --      --
Willard D. Oberton......    5,000(2)      0.5%       $55     12/31/02  $24,465 $61,685
Daniel L. Florness......    5,000(2)      0.5         55     12/31/02   24,465  61,685
Nicholas J. Lundquist...    5,000(3)      0.5         55     12/31/02        0   7,425

--------
(1) The dollar amounts under these columns were calculated assuming the value of the Company's Common Stock appreciates at 5% and 10% each year, compounded annually, from the date of grant of the applicable option or stock appreciation right to the end of the term of the applicable option or stock appreciation right. These annual appreciation rates have been set by the Securities and Exchange Commission for illustrative purposes and are not intended to forecast future financial performance of the Company or possible future appreciation, if any, in the price of the Company's Common Stock. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that the executive officers will only realize value from the grants of options and stock appreciation rights shown when the price of the Company's Common Stock appreciates, which benefits all shareholders commensurately.

(2) These stock appreciation rights were granted by the Company, on July 3, 2000, under the stock appreciation rights plan for employees of the Company described under "Board Report on Executive Compensation" below, and, in general, will become exercisable on July 1, 2002 and will expire on December 31, 2002. If the holder of the stock appreciation right ceases to be employed by the Company or one of its subsidiaries, other than as a result of his death, prior to July 1, 2002, the stock appreciation right will expire at the time such holder's employment is terminated.

(3) This option was issued by Robert A. Kierlin, on January 3, 2000, under the stock option plan for employees of the Company described under "Board Report on Executive Compensation" below, and, in general, will become exercisable on July 1, 2002 and will expire on December 31, 2002. If the holder of the option ceases to be employed by the Company or one of its subsidiaries, other than as a result of his death, prior to July 1, 2002, the option will expire at the time such holder's employment is terminated.

  The following table sets forth, as to the executive officers of the Company named in the Summary Compensation Table shown above, information concerning stock options and stock appreciation rights exercised during, and the value of stock options and stock appreciation rights held at the end of, the fiscal year ended December 31, 2000:

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                  YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                     Number of Securities
                                                    Underlying Unexercised   Value of Unexercised In-
                                                    Options/SARs at Fiscal   the-Money Options/SARs at
                                                         Year-End (#)           Fiscal Year-End ($)
                                                   ------------------------- -------------------------
                            Shares
                         Acquired on     Value
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Robert A. Kierlin.......       0           --            0             0         --           --
Willard D. Oberton......       0           --            0         5,000          --           $0
Daniel L. Florness......       0           --            0         5,000          --            0
Nicholas J. Lundquist...       0           --            0         5,000          --            0

Compensation Committee Interlocks and Insider Participation

  As indicated under "Board and Committee Meetings" above, the Company does not have a Compensation Committee or any other committee of the Board of Directors performing equivalent functions. Decisions regarding compensation of executive officers of the Company are made by the Board of Directors. Three of the Company's executive officers, Robert A. Kierlin, Stephen M. Slaggie and Willard D. Oberton, are directors of the Company. Each of these individuals participated in all deliberations of the Board during the fiscal year ended December 31, 2000 concerning executive officer compensation.

Board Report on Executive Compensation

  As required by the rules established by the Securities and Exchange Commission, the Board of Directors has prepared, for inclusion in this Proxy Statement, the following report on the compensation policies of the Board applicable to the Company's executive officers. The Company's executive officers during 2000 were Robert A. Kierlin, its Chief Executive Officer, Stephen M. Slaggie, its Secretary, Willard D. Oberton, its Chief Operating Officer, Nicholas J. Lundquist, its Vice President of Sales, and Daniel L. Florness, its Chief Financial Officer.

  Executive compensation at the Company for 2000 consisted of three components: base salary, incentive bonus, and stock options or stock appreciation rights. The Chief Executive Officer's compensation in 2000 consisted solely of base salary. The Secretary's compensation in 2000 consisted of base salary and a bonus. The compensation in 2000 of the other executive officers consisted of base salary, a bonus, and stock options or stock appreciation rights.

  At the first meeting of the Board of Directors in 2000, the Board established the maximum total compensation to be paid to the Company's Chief Executive Officer and Secretary for the year. As shown in the table set forth under "Security Ownership of Principal Shareholders and Management" above, each of those two officers holds a significant portion of the Company's Common Stock, which was acquired by him at the time of the Company's incorporation. It is the philosophy of the Board of Directors that the Chief Executive Officer and Secretary should be modestly compensated by the Company, and that financial rewards for those officers should come in large part from increases in the value of the Company's Common Stock held by them. Consistent with that philosophy, the Board set the maximum compensation of the Chief Executive Officer and Secretary for 2000 at the same level as 1999.

  The actual base salary paid to the Company's Chief Executive Officer for 2000 was, within the limits established by the Board of Directors, determined by that officer based on such factors as he deemed appropriate. Since 1987 (the year of the Company's initial public offering), there has been no increase, from the level paid in that year, in the annual base salary of the Chief Executive Officer. The base salary paid to the Chief Executive Officer in 2000 was 60% of the maximum compensation authorized for payment to him by the Board.

  The actual base salary paid to the Company's Secretary for 2000 was, within the limits established by the Board of Directors, determined by that officer based on such factors as he deemed appropriate, provided that the base salary paid to the Secretary was subject to the review and approval of the Company's Chief Executive Officer. There has been no increase in the annual base salary paid to the Secretary since he became a full-time employee of the Company in 1987. The Secretary's bonus for 2000 was paid under the Company's general employee bonus program for non-sales personnel. Under the bonus program, an aggregate bonus is calculated for each of the Company's departments based on the department achieving certain pre-determined cost containment goals. The aggregate bonus, if any, for each department is then allocated among the department's employees in a manner determined by the department's supervisor based on the level of responsibility of each employee, provided that the allocation is subject to the review and approval of the Company's Chief Executive Officer. The Secretary was the supervisor of his department in 2000.

  The Board of Directors also established, at its first meeting in 2000, the base salary to be paid, and the method for determining any bonuses to be paid, to the Company's other executive officers for that year. The bonuses paid to the Company's Chief Operating Officer and Vice President of Sales for 2000 were calculated based on the amount by which the Company's pre-tax income in 2000 exceeded its pre-tax income in 1999. The bonus paid to the Company's Chief Financial Officer for 2000 was calculated based on the amount by which net income in 2000 exceeded a percentage of net sales in 2000.

  In addition to base salary and bonus, each of the Company's Chief Operating Officer, Vice President of Sales and Chief Financial Officer was granted during 2000 either options to purchase Common Stock or stock appreciation rights.

  The options were granted by the Chief Executive Officer under a stock option plan established by him for employees of the Company at the beginning of 2000. Pursuant to the plan, the Chief Executive Officer has granted to a broad group of employees options to purchase up to an aggregate of 979,540 shares of Common Stock of the Company currently owned by him. In general, each such options expires on the last day of the second calendar year after the year in which the option was granted and is exercisable during the six-month period ending on the expiration date. The benefits to the Company of the stock option plan are three-fold. First, the plan aligns the interests of the employees of the Company with the long-term interest of the Company's public shareholders. Second, the plan allows employees of the Company the potential to accumulate some wealth. Third, since the options are backed by outstanding shares of Common Stock owned by the Chief Executive Officer, no new shares will be issued by the Company when the options are exercised and the options will result in no dilution of the Company's outstanding Common Stock.

  The stock appreciation rights received by the executive officers were granted by the Company under a stock appreciation rights plan for employees of the Company adopted by the Board of Directors in 2000. The plan was established so that stock appreciation rights could be granted to certain officers and employee-directors of the Company who, due to securities law considerations, are not able to participate in the stock option plan established by the Chief Executive Officer. Under the plan, the Company has granted to certain of those officers and employee-directors an aggregate of 14,000 stock appreciation right units (with each unit being the equivalent, for purposes of measuring payments under the plan, of one share of Common Stock of the Company). The terms of the stock appreciation rights mirror those of the employee stock options, except that all payments upon exercise of the stock appreciation rights will be made in cash. As a result, the stock appreciation rights will result in no dilution of the Company's outstanding Common Stock.

  With the exception of the bonus arrangements described above, the compensation policies and practices of the Board of Directors applicable to the Company's executive officers are not subject to specific criteria. The factors considered by the Board in setting the maximum compensation of the Chief Executive Officer and Secretary and the base salary and stock-based awards of the Company's other executive officers, and by the Chief Executive Officer and Secretary in determining their actual base salary within the limits established by the Board, were subjective, such as the level of compensation paid by the Company to its other employees. The Board is aware of the executive compensation historically paid by members of the peer group selected in connection with the preparation of the stock performance graph set forth under "Executive Compensation--Performance Graph" below. However, the Board did not consider the compensation paid by the companies in the peer group to their chief executive officers in setting the maximum compensation of the Company's Chief Executive Officer for 2000, since the higher level of compensation present at those companies does not reflect the philosophy of the Board that the Chief Executive Officer should be modestly compensated. The Company's performance was not a factor considered by the Board of Directors in setting the maximum compensation of the Chief Executive Officer and Secretary or the base salary or stock-based awards of the Company's other executive officers, nor did the Board require the Chief Executive Officer and Secretary to consider the Company's performance in determining their actual base salary. However, the Board of Directors believes (based on a comparison of executive compensation published in a national business periodical) that the compensation of the Company's executive officers in 2000 was low by national and regional standards, particularly in light of the Company's historical financial results; and that, as a result of their share ownership and the bonus arrangements and stock-based awards described above, the interests of the Company's executive officers are closely aligned with the long-term interests of the Company and its public shareholders.

  Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation over $1,000,000 paid by a company to its executive officers. Since the Company's executive compensation is set at levels such that each executive officer is likely to receive compensation well below the $1,000,000 limit, the Board of Directors has determined that it is not necessary at this time to take any position with respect to the non-deductibility of compensation in excess of $1,000,000.

    Robert A. Kierlin       Stephen M. Slaggie       Michael M. Gostomski
     John D. Remick          Henry K. McConnon         Robert A. Hansen
   Willard D. Oberton        Michael J. Dolan          Reyne K. Wisecup
                            The Board of Directors

Performance Graph

  Set forth below is a graph comparing, for a period of five years ended December 31, 2000, the yearly cumulative total shareholder return on the Company's Common Stock with the yearly cumulative total shareholder return of the NASDAQ Market Index and an index of a group of peer companies selected by the Company.

  The companies in the peer group are Lawson Products, Inc., Noland Company, MSC Industrial Direct Co., Inc. and W.W. Grainger, Inc. The Company is not included in the peer group.

  In calculating the yearly cumulative total shareholder return of the peer group index, the shareholder returns of the companies included in the peer group are weighted according to the stock market capitalizations of such companies at the beginning of each period for which a return is indicated.

  The comparison of total shareholder returns in the performance graph assumes that $100 was invested on December 31, 1995 in each of the Company, the NASDAQ Market Index and the peer group index, and that dividends were reinvested when and as paid.

                Comparison of Five Year Cumulative Total Return
       Among Fastenal Company, NASDAQ Market Index and Peer Group Index

                                    [GRAPH]

        Fastenal Company  Peer Group  NASDAQ Market Index
1995            $100         $100               $100
1996             108.34       122.62             124.27
1997              90.63       149.04             152
1998             104.3        133.97             214.39
1999             106.63       139.91             378.12
2000             130.45       120.22             237.66

                       RELATIONSHIP WITH AND APPOINTMENT
                            OF INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2001, subject to ratification by the shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2001.

  A representative of KPMG LLP will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers to file initial reports of share ownership and reports of changes in share ownership with the Securities and Exchange Commission. Directors and officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and officers, all Section 16(a) filing requirements were met for the year ended December 31, 2000, except that one report, covering a single stock purchase in 2000, was filed late by Michael J. Dolan and one report, covering a single stock gift in 1997, was filed late by Henry K. McConnon.

                              ADDITIONAL MATTERS

  The Annual Report of the Company for the fiscal year ended December 31, 2000, including financial statements, is being mailed with this Proxy Statement.

  As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the Proxies solicited by the Board of Directors will be voted by the Proxies named therein in accordance with their best judgment.

  The Company will pay the cost of soliciting Proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, officers and regular employees of the Company may solicit Proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

  Shareholders who wish to obtain a copy of the Company's 10-K Annual Report filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2000 may do so without charge by writing to Stephen M. Slaggie, Secretary, at the Company's offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-1500.

                                          By Order of the Board of Directors,

                                          /s/ Stephen M. Slaggie
                                          Stephen M. Slaggie
                                          Secretary

Dated: March 6, 2001

                                                                     Appendix A

                        Charter of the Audit Committee
                  of the Fastenal Company Board of Directors

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee shall have responsibility to oversee the Company's management and outside auditors in regard to corporate accounting and financial reporting.

   The Audit Committee has the authority to conduct any investigation it deems appropriate to fulfilling its responsibilities, and shall have direct access to the outside auditors and other outside advisors of the Company, as well as the Company's personnel, facilities, and books and records. The Audit Committee has the power to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an "independent director" within the meaning of Rule 4200 of the NASD Manual, free from any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement, or shall become able to do so within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

   Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of those present.

   The Committee shall meet at least three times annually, or more frequently as circumstances dictate.

III. Audit Committee Responsibilities and Duties

   The Audit Committee recognizes that the preparation of the Company's financial statements and other financial information is the responsibility of the Company's management, and that the auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company's outside auditors. The Audit Committee's responsibility is to oversee the financial reporting process.

   The Company's management, and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Audit Committee. Consequently, the Audit Committee is not responsible for providing any expert or other special assurance as to the Company's financial statements and other financial information or any professional certification as to the outside auditors' work, including without limitation their reports on, and limited reviews of, the Company's financial statements and other financial information.

   In carrying out its oversight responsibilities, the Audit Committee shall:

   Review Procedures

   1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

   2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and outside auditors of significant issues regarding accounting principles, practices, and judgments. Based on such review and discussion, determine whether to recommend to the Board that the annual audited financial statements be included in the Company's Form 10-K for filing with the Securities and Exchange Commission.

   3. Review and discuss with the outside auditors any items required to be communicated by the outside auditors in accordance with AICPA SAS 71 regarding the Company's interim financial statements. The Chair of the Committee may represent the entire Audit Committee for purposes of this review and discussion.

   Outside Auditors

   4. Require that the outside auditors provide the Audit Committee with a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard No. 1.

   5. Discuss with the outside auditors their independence, and actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact their objectivity and independence.

   6. Take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors.

   7. Review and discuss with the outside auditors all matters required to be communicated to audit committees in accordance with AICPA SAS 61.

   Other Audit Committee Responsibilities

   8. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

   9. Review financial and accounting personnel succession planning with the Company.

   10. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

   11. Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

   The outside auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders. The Board and the Audit Committee have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and, if applicable, to nominate the outside auditors to be proposed for approval by the shareholders in any proxy statement.

                                FASTENAL COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

                            Tuesday, April 17, 2001
                   10:00 a.m., Central Daylight Savings Time

                         Fastenal Company Headquarters
                             2001 Theurer Boulevard
                               Winona, Minnesota


--------------------------------------------------------------------------------

Fastenal Company
2001 Theurer Boulevard, Winona, Minnesota 55987-1500                      Proxy
--------------------------------------------------------------------------------


This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 17, 2001 and at any adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, John D. Remick and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of Shareholders to be held on April 17, 2001, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 27, 2001.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1 and 2. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

                      See reverse for voting instructions.

                            [FASTENAL COMPANY LOGO]






                           \|/ Please detach here \|/
--------------------------------------------------------------------------------

          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.      Election of Directors:  01 Robert A. Kierlin    05 Henry K. McConnon
                                02 Stephen M. Slaggie   06 Robert A. Hansen
                                03 Michael M. Gostomski 07 Willard D. Oberton
                                04 John D. Remick       08 Michael J. Dolan
                                                        09 Reyne K. Wisecup

                    [ ]  Vote FOR                 [ ]  Vote WITHHELD
                         all nominees                  from all nominees
                        (except as marked)

(Instructions: To withhold authority
to vote for any indicated nominee,           -----------------------------------
write the number(s) of the nominee(s)
in the box provided to the right.)           -----------------------------------


2. Ratification of the appointment of KPMG LLP as independent auditors for the 2001 fiscal year.

                [ ]  For     [ ]  Against     [ ]  Abstain


Address Change? Mark Box   [ ]  Indicate changes below:


                                           Dated:_________________________, 2001


                                           -------------------------------------


                                           -------------------------------------
                                           Signature(s) in Box
                                           Please sign exactly as your name(s)
                                           appear on proxy. Jointly owned shares
                                           will be voted as directed if one
                                           owner signs unless another owner
                                           instructs to the contrary, in which
                                           case the shares will not be voted.
                                           Trustees, administrators, etc.,
                                           should include title and authority.
                                           Corporations should provide full name
                                           of corporation and title of
                                           authorized officer signing the proxy.